As filed with the Securities and Exchange Commission on February 7, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO-I

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

MEDAREX, INC.

(Name of Subject Company—Issuer and Filing Person—Offeror)

OPTIONS TO PURCHASE COMMON STOCK,

par value $0.01 per share

(Title of Class of Securities)

583916-10-1

(CUSIP Number of Class of Securities)

Donald L. Drakeman

President and Chief Executive Officer

MEDAREX, INC.

707 State Road

Princeton, New Jersey 08540

Telephone: (609) 430-2880

(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:

W. Bradford Middlekauff	Nancy H. Wojtas, Esq.
Senior Vice President, General Counsel and Secretary	Jaimee R. King, Esq.
MEDAREX, INC.	COOLEY GODWARD LLP
707 State Road	Five Palo Alto Square, 3000 El Camino Real
Princeton, New Jersey 08540	Palo Alto, California 94306-2155
Telephone: (609) 430-2880	Telephone: (650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$5,495,880	$505.62

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 2,818,400 shares of Common Stock of Medarex, Inc., par value $0.01 per share (“Common Stock”), having an aggregate value of $5,495,880 will be exchanged pursuant to this offer. The aggregate value is calculated based upon the Black-Scholes option pricing model as of February 6, 2003.
**	$92 per $1,000,000 of the aggregate offering amount (or .000092 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #9 for Fiscal Year 2003, effective through February 7, 2003.

☐     Check box if any part of the fee is offset as provided by Rule 0- 11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid: Not applicable.	Filing Party: Not applicable.
Form or Registration No.: Not applicable.	Date Filed: Not applicable.

☐     Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐    Third-party tender offer subject to Rule 14d-1.

☒    Issuer tender offer subject to Rule 13e-4.

☐    Going-private transaction subject to Rule 13e-3.

☐    Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:   ☐

CUSIP No. 583916-10-1

ITEM 1.    SUMMARY TERM SHEET.

The information set forth in the Offer to Exchange Outstanding Options to Purchase Common Stock, filed as Exhibit 99.(a)(1)(A) hereto (the “Offer to Exchange”), under the “Summary of Terms” section is incorporated herein by reference.

ITEM 2.    SUBJECT COMPANY INFORMATION.

(a)  Name and Address.  The name of the issuer is Medarex, Inc., a New Jersey corporation (the “Company” or “Medarex”), the address of its principal executive office is 707 State Road, Princeton, New Jersey 08540 and the telephone number of its principal executive office is (609) 430-2880. The information set forth in the Offer to Exchange under Section 15 (“Information About Medarex”) is incorporated herein by reference.

(b)  Securities.  This Schedule TO relates to an offer by the Company to exchange all eligible options currently outstanding under the Company’s stock option plans to purchase shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), held by eligible optionholders (the “Eligible Options”) for replacement options (the “Replacement Options”) to purchase shares of Common Stock to be granted under the Company’s stock option plans, upon the terms and subject to the conditions set forth in the Offer to Exchange. The number of shares of Common Stock subject to the Replacement Options will be equal to the product of the exchange ratio, set forth in the Offer to Exchange, multiplied by the number of shares of Common Stock subject to the Eligible Options that are accepted for exchange and cancelled. The information set forth in the Offer to Exchange under the “Summary of Terms” section, Section 1 (“Number of Options; Expiration Date”), Section 5 (“Acceptance of Options for Exchange and Cancellation and Issuance of Replacement Options”) and Section 8 (“Source and Amount of Consideration; Terms of Replacement Options”) is incorporated herein by reference.

(c)  Trading Market and Price.  The information set forth in the Offer to Exchange under Section 7 (“Price Range of Common Stock”) is incorporated herein by reference.

ITEM 3.    IDENTITY AND BACKGROUND OF THE FILING PERSON.

(a)  Name and Address.  The information set forth under Item 2(a) above and on Schedule A to the Offer to Exchange (“Information about the Directors and Officers of Medarex”) is incorporated herein by reference.

ITEM 4.    TERMS OF THE TRANSACTION.

(a)  Material Terms.  The information set forth in the Offer to Exchange under the “Summary of Terms” section, Section 1 (“Number of Options; Expiration Date”), Section 3 (“Procedures”), Section 4 (“Change in Election”), Section 5 (“Acceptance of Options for Exchange and Cancellation and Issuance of Replacement Options”), Section 6 (“Conditions of this Offer”), Section 8 (“Source and Amount of Consideration; Terms of Replacement Options”), Section 10 (“Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer”), Section 11 (“Legal Matters; Regulatory Approvals”), Section 12 (“Material U.S. Federal Income Tax Consequences”) and Section 13 (“Extension of this Offer; Termination; Amendment”) is incorporated herein by reference.

(b)  Purchases.  The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 5.    PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

(d)  Agreements Involving the Subject Company’s Securities.  The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 6.    PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS.

(a)  Purposes.  The information set forth in the Offer to Exchange under Section 2 (“Purpose of this Offer”) is incorporated herein by reference.

(b)  Use of Securities Acquired.  The information set forth in the Offer to Exchange under Section 10 (“Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer”) is incorporated herein by reference.

(c)  Plans.  At present, the Board of Directors of the Company is comprised of nine (9) members. The Company from time to time evaluates strategic acquisitions and will continue to do so in the future. The Company may issue its stock or pay cash in connection with such acquisitions. The Company may obtain cash for such acquisitions through a variety of means, including, without limitation, through the issuance of additional stock. The information set forth in the Offer to Exchange under Section 9 (“Interest of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 7.    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

(a)  Source of Funds.  The information set forth in the Offer to Exchange under Section 8 (“Source and Amount of Consideration; Terms of Replacement Options”) and Section 14 (“Fees and Expenses”) is incorporated herein by reference.

(b)  Conditions.  The information set forth in the Offer to Exchange under Section 6 (“Conditions of this Offer”) is incorporated herein by reference.

(c)  Borrowed Funds.  Not applicable.

ITEM 8.    INTEREST IN THE SECURITIES OF THE SUBJECT COMPANY.

(a)  Securities Ownership.  The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

(b)  Securities Transactions.  The information set forth in the Offer to Exchange under Section 9 (“Interests of Directors and Officers; Transactions and Arrangements Involving the Options”) is incorporated herein by reference.

ITEM 9.    PERSONS/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED.

Not applicable.

ITEM 10.    FINANCIAL STATEMENTS.

(a)  Financial Information.  Item 8 (“Consolidated Financial Statements and Supplementary Data”) of Medarex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 28, 2002, including all material incorporated by reference therein, is incorporated herein by reference. Item 1 (“Unaudited Financial Statements”) of Medarex’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed on November 13, 2002, including all material incorporated by reference therein, is incorporated herein by reference. The information set forth in the Offer to Exchange under Section 15 (“Information about Medarex”) and Section 16 (“Additional Information”) is incorporated herein by reference.

(b)  Pro Forma Financial Information.  Not applicable.

ITEM 11.    ADDITIONAL INFORMATION.

Not applicable.

ITEM 12.  EXHIBITS.

Exhibit Number	Description

99.(a)(1)(A)	Offer to Exchange, dated February 7, 2003.

99.(a)(1)(B)	Summary of Terms.

99.(a)(1)(C)	Form of E-Mail Transmittal Letter.

99.(a)(1)(D)	Form of Election Form.

99.(a)(1)(E)	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)	Memorandum to Employees Holding Eligible Employee Options.

99.(a)(1)(H)	Memorandum to Executive Officers Holding Eligible Officer Options.

99.(a)(1)(I)	Form of E-Mail Reminder Notice.

99.(a)(1)(J)	Form of E-Mail Confirmation Notice.

99.(a)(1)(K)	Form of Slide Presentation to Employees.

99.(a)(1)(L)	Medarex, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 28, 2002 and incorporated herein by reference.

99.(a)(1)(M)	Medarex, Inc. Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 25, 2002, as amended on May 15, 2002, and incorporated herein by reference.

99.(a)(1)(N)

Medarex, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 13, 2002 and incorporated herein by reference.

99.(b)	Not applicable.

99(d)(1)

Medarex, Inc.’s 2002 New Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-101698), filed on December 6, 2002, and incorporated herein by reference).

99(d)(2)	Medarex, Inc.’s 2001 Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-72154), filed on October 24, 2001 and incorporated herein by reference).

99(d)(3)

Medarex, Inc.’s 2001 Non-Director/Officer Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-55224), filed on February 8, 2001 and incorporated herein by reference).

99(d)(4)	Medarex, Inc.’s 2000 Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-39084), filed on June 12, 2000 and incorporated herein by reference).

99(d)(5)

Medarex, Inc.’s 2000 Non-Director/Officer Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-55222), filed on February 8, 2001 and incorporated herein by reference).

99(d)(6)

Medarex, Inc.’s 1999 Stock Option Plan (filed as Exhibit 10.85 to the Company’s Quarterly Report on Form

10-Q for its fiscal Quarter ended June 30, 1999, filed on August 13, 1999 and incorporated herein by reference).

99(d)(7)

Medarex, Inc.’s 1997 Stock Option Plan (filed as Exhibit 10.84 to the Company’s Quarterly Report on Form

10-Q for its fiscal Quarter ended June 30, 1999, filed on August 13, 1999 and incorporated herein by reference).

99(d)(8)

Medarex, Inc.’s 1996 Stock Option Plan (filed as Exhibit 4(a) to the Company’s Registration Statement on Form S-8 (File No. 333-16349), filed on November 18, 1996 and incorporated herein by reference).

Exhibit Number	Description

99(d)(9)

Medarex, Inc.’s 1995 Stock Option Plan (filed as Exhibit 10.61 to the Company’s Post-Effective Amendment No. 5 to its Registration Statement on Form S-1 (File No. 33-57366), filed on September 15, 1995 and incorporated herein by reference).

99(d)(10)	Medarex, Inc.’s 1994 Stock Option Plan (filed as Exhibit 4(a) to the Company’s Registration Statement on Form S-8 (File No. 80213), filed on December 8, 1995 and incorporated herein by reference).

99(d)(11)	Medarex, Inc.’s 1992 Stock Option Plan (filed as Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 33-71350), filed on November 5, 1993 and incorporated herein by reference).

99(d)(12)

Medarex, Inc.’s 1991 Amended and Restated Stock Option Plan (filed as Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 33-71346), filed on November 5, 1993 and incorporated herein by reference).

99(d)(13)	Form of Houston Biotechnology Incorporated 1994 Replacement Stock Option Plan.

99(d)(14)	Form of Houston Biotechnology Incorporated 1994A Stock Option Plan.

99.(g)	Not applicable.

99.(h)	Not applicable.

ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2003

MEDAREX, INC.

By:	/s/ Donald L. Drakeman
Name: Donald L. Drakeman Title: President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit Number	Description

99.(a)(1)(A)	Offer to Exchange, dated February 7, 2003.

99.(a)(1)(B)	Summary of Terms.

99.(a)(1)(C)	Form of E-Mail Transmittal Letter.

99.(a)(1)(D)	Form of Election Form.

99.(a)(1)(E)	Form of Notice of Change in Election from Accept to Reject.

99.(a)(1)(F)	Form of Notice of Change in Election from Reject to Accept.

99.(a)(1)(G)	Memorandum to Employees Holding Eligible Employee Options.

99.(a)(1)(H)	Memorandum to Executive Officers Holding Eligible Officer Options.

99.(a)(1)(I)	Form of E-Mail Reminder Notice.

99.(a)(1)(J)	Form of E-Mail Confirmation Notice.

99.(a)(1)(K)	Form of Slide Presentation to Employees.

99.(a)(1)(L)	Medarex, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 28, 2002 and incorporated herein by reference.

99.(a)(1)(M)	Medarex, Inc. Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 25, 2002, as amended on May 15, 2002, and incorporated herein by reference.

99.(a)(1)(N)

Medarex, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 13, 2002 and incorporated herein by reference.

99.(b)	Not applicable.

99(d)(1)

Medarex, Inc.’s 2002 New Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-101698), filed on December 6, 2002, and incorporated herein by reference).

99(d)(2)	Medarex, Inc.’s 2001 Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-72154), filed on October 24, 2001 and incorporated herein by reference).

99(d)(3)

Medarex, Inc.’s 2001 Non-Director/Officer Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-55224), filed on February 8, 2001 and incorporated herein by reference).

99(d)(4)	Medarex, Inc.’s 2000 Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-39084), filed on June 12, 2000 and incorporated herein by reference).

99(d)(5)

Medarex, Inc.’s 2000 Non-Director/Officer Employee Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (File No. 333-55222), filed on February 8, 2001 and incorporated herein by reference).

99(d)(6)

Medarex, Inc.’s 1999 Stock Option Plan (filed as Exhibit 10.85 to the Company’s Quarterly Report on Form

10-Q for its fiscal Quarter ended June 30, 1999, filed on August 13, 1999 and incorporated herein by reference).

99(d)(7)

Medarex, Inc.’s 1997 Stock Option Plan (filed as Exhibit 10.84 to the Company’s Quarterly Report on Form

10-Q for its fiscal Quarter ended June 30, 1999, filed on August 13, 1999 and incorporated herein by reference).

99(d)(8)

Medarex, Inc.’s 1996 Stock Option Plan (filed as Exhibit 4(a) to the Company’s Registration Statement on Form S-8 (File No. 333-16349), filed on November 18, 1996 and incorporated herein by reference).

Exhibit Number	Description

99(d)(9)

Medarex, Inc.’s 1995 Stock Option Plan (filed as Exhibit 10.61 to the Company’s Post-Effective Amendment No. 5 to its Registration Statement on Form S-1 (File No. 33-57366), filed on September 15, 1995 and incorporated herein by reference).

99(d)(10)	Medarex, Inc.’s 1994 Stock Option Plan (filed as Exhibit 4(a) to the Company’s Registration Statement on Form S-8 (File No. 80213), filed on December 8, 1995 and incorporated herein by reference).

99(d)(11)	Medarex, Inc.’s 1992 Stock Option Plan (filed as Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 33-71350), filed on November 5, 1993 and incorporated herein by reference).

99(d)(12)

Medarex, Inc.’s 1991 Amended and Restated Stock Option Plan (filed as Exhibit 4 to the Company’s Registration Statement on Form S-8 (File No. 33-71346), filed on November 5, 1993 and incorporated herein by reference).

99(d)(13)	Form of Houston Biotechnology Incorporated 1994 Replacement Stock Option Plan.

99(d)(14)	Form of Houston Biotechnology Incorporated 1994A Stock Option Plan.

99.(g)	Not applicable.

99.(h)	Not applicable.